EXHIBIT 10.1
AMENDED AND RESTATED
SEVERANCE BENEFITS AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE BENEFITS AGREEMENT (“Agreement”) is entered into as of the 17th day of December, 2008 by and between CAREERSTAFF UNLIMITED, INC., a Delaware corporation (“Employer”) and RICHARD L. PERANTON (“Employee”) with reference to the following facts:

A.           Employer is a wholly-owned subsidiary of SHG Services, Inc., a Delaware corporation that is itself a wholly-owned subsidiary of Sun Healthcare Group, Inc., a Delaware corporation (“Parent”, which corporation, is referred to herein, collectively with its various direct and indirect subsidiaries, as “Sun”).

B.           Employer and Employee are parties to that certain Severance Benefits Agreement dated as of November 1, 2004, as amended as of August 22, 2007  (the “Existing Agreement”); and

C.           Employer and Employee wish to amend and restate the Existing Agreement upon the terms set forth in this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective as of the date hereof.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, Employer and Employee agree as follows:

I.           SEVERANCE BENEFITS

Employee shall be entitled to the severance benefits described below upon execution of Employer’s then standard separation agreement and mutual release (the “Release”) and delivery of such executed Release to Employer within 21 days following the effective date of the Qualifying Termination (as defined in Section II) or Change in Control (as defined in Section IV), as applicable.

A. Cash Payments.

The following cash payments shall be made to Employee following a Qualifying Termination or a Change in Control, as applicable (the below provisions do not alter or affect the legal obligations of Employer to pay Employee upon a  termination of employment that does not constitute a Qualifying Termination or a Change in Control):

1. Lump Sum Severance Payment.  In the event of a Qualifying Termination or a Change in Control, Employee shall be entitled to a lump sum severance payment in an amount equal to one hundred percent (100%) of his annual base salary, at the rate then in effect, less applicable federal and state tax withholding and any other deductions required by law or otherwise authorized by Employee, with such amount to be paid to Employee in the month immediately following the month in which Employee’s Qualifying Termination or Change in Control occurs, as applicable.

2. Earned Salary; Reimbursable Expenses. In the event of a Qualifying Termination, Employer shall pay Employee the full amount of any earned but unpaid salary through the date of such termination, plus a cash payment (calculated on the basis of Employee’s salary at the rate then in effect) for all unused vacation that Employee has earned as of the date of such termination, together with a cash payment for any unreimbursed expenses, with such amount to be paid to Employee upon or promptly following (but in all events within 30 days after) the date of the Qualifying Termination.  Employee agrees to provide documentation of any such expenses promptly after such expenses are incurred.

B. Health Care Coverage. In the event of a Qualifying Termination, Employee and Employee’s eligible dependents shall be entitled to continued coverage under Employer’s health insurance plans on the same basis as active employees until the earlier of (1) the last day of the twelfth month to commence on or after the date of termination; or (2) the date Employee or Employee’s eligible dependents become eligible to participate in a plan of a successor employer.

C. Other Plans. Except as expressly provided to the contrary in Section I.B, upon any termination of employment, including without limitation a Qualifying Termination, Employee’s right to participate in any retirement or benefits plans and perquisites shall cease as of the date of termination.

II.           QUALIFYING TERMINATION.

Employee will have incurred a Qualifying Termination for purposes of this Agreement if either of the following events occurs during the term of Employee’s employment.

A. Termination by Employer. Any termination of Employee’s employment by Employer other than for “Good Cause” or “Disability” (as each such term is defined in Section IV, below); or

B. Termination by Employee. Employee’s termination of his employment with Employer for “Good Reason” within one (1) year after the occurrence of a “Change in Control” (as each such term is defined in Section IV below).

III.           EFFECT OF NON-QUALIFYING TERMINATIONS.

If Employee’s employment with Employer terminates for any reason other than a Qualifying Termination, Employer shall pay Employee the full amount of any earned but unpaid salary through the date of such termination, plus a cash payment (calculated on the basis of Employee’s salary at the rate then in effect) for all unused paid time off which Employee has earned as of the date of such termination and a cash payment for any unreimbursed expenses, with such amount to be paid to Employee upon or promptly following (but in all events within 30 days after) the date of such termination. Employee agrees to provide documentation of any such expenses promptly after such expenses are incurred.  As of the date of such termination, Employee shall immediately relinquish the right to any additional payments of benefits from Employer under this Agreement or otherwise. Employee’s right to participate in any retirement or benefits plans and perquisites shall cease as of the date of termination. Employee and Employee’s eligible dependents may elect to continue coverage under COBRA of any health, dental and vision plans in effect at the time.

IV.           DEFINITIONS.

The following capitalized terms shall have the meanings specified below:

A. “Good Cause” shall mean any one of the following:

(1) Any criminal conviction of the Employee under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of the Chief Executive Officer of Parent (the “CEO”), renders Employee unsuitable as an employee or legal representative of Employer and/or Sun.

(2) Employee’s continued failure substantially to perform the duties reasonably requested by the CEO and commensurate with. Employee’s position and within Employee’s control as President of CSUI (other than any such failure resulting from Employee’s incapacity due to Employee’s Disability) after a written demand for substantial performance is delivered to Employee by the CEO, which demand specifically identifies the manner in which the CEO believes that Employee has not substantially performed his duties, and which performance is not substantially corrected by Employee within thirty (30) days of receipt of such demand; and

(3) Any material workplace misconduct or willful failure by Employee to comply with Employer’s and Sun’s general policies and procedures as they may exist from time to time which, in the good faith determination of the CEO, renders Employee unsuitable as an employee or legal representative of Employer and/or Sun.

B. “Change in Control” shall mean the occurrence of any one or more of the following events:

(1) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of Employer;

(2) A merger or consolidation of Employer with any other corporation not affiliated with Employer; and

(3) A sale or other disposition by Employer of all or substantially all of Employer’s assets;

provided, however, in no event shall any acquisition of securities, or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to Employer (“Chapter 11 Plan”), or a liquidation under the Bankruptcy Code constitute a Change in Control. In addition, notwithstanding the above, a Change in Control shall not be deemed to have occurred in the event of any transaction undertaken for the purpose of reincorporating Employer under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of Employer’s capital stock. Employee’s continued employment without objection following a Change in Control shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder. A Change in Control shall not, by itself, constitute Good Reason hereunder. A termination of Employee’s employment with Employer without Good Cause (other than by reason of Employee’s death or Disability) within six (6) months preceding a Change in Control shall be treated as if such termination occurred on the date of such Change in Control if it is reasonably demonstrated that the termination was at the request of the third party who has taken steps reasonably calculated to effect such Change in Control or otherwise arose in connection with or in anticipation of such Change in Control.

C. “Disability” means Employee’s inability to engage in substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last for a period of 120 substantially consecutive calendar days.

D. “Good Reason” means a resignation of Employee’s employment with Employer (or any person succeeding to the assets of Employer or any substantial portion thereof) as a result and within 60 days after the occurrence of any of the following without Employee’s written consent:

(1) a meaningful and detrimental reduction in Employee’s authority, duties or responsibilities, or a meaningful and detrimental change in Employee’s reporting responsibilities, as in effect immediately prior to Employee’s delivery of a “Good Reason Notice” (as defined below) to Employer;

(2) a material reduction in Employee’s annual base salary as in effect immediately prior to the Employee’s delivery of a Good Reason Notice to Employer, a material reduction in Employee’s target annual bonus (expressed as a percentage of base salary) as in effect immediately prior to the delivery of the Good Reason Notice, or a material failure to provide Employee with any other form of compensation or material employment benefit being provided to Employee immediately prior to the circumstances described in the Good Reason Notice (excluding however, any reduction in the amount of any annual bonus or the granting or withholding of incentive compensation (including without limitation options or stock units) but including a material reduction to the target amount of the bonus); or

(3) a relocation of Employee’s principal place of employment by more than fifty (50) miles (or the requirement that Employee be based at a different location), provided that such relocation results in a longer commute (measured by actual mileage) for Employee from his primary residence to such new location;

provided, however, that an event described in clauses (1), (2) and (3) above shall not constitute Good Reason unless (A) the existence of the aforementioned circumstance is communicated to Employer and to its successor in writing in a notice delivered within 60 days of the commencement of such circumstance and stating the basis for Employee’s allegation that Good Reason exists (the “Good Reason Notice”), (B) the circumstance is not corrected by Employer or such successor in a manner which is reasonably satisfactory to Employee (including full retroactive correction with respect to any monetary matter)

within 30 days of Employer’s receipt of such written notice from Employee, and (C) Employee terminates his employment with Employer within the 60 day time period described above.

V.           PROTECTION OF SUN’S INTERESTS.

In consideration for Employer’s promise to pay the benefits described in Section I of this Agreement upon the occurrence of a Qualifying Termination, and without requirement for Employee to receive such benefits if a Qualifying Termination has not occurred, Employee agrees to be fully bound by each of the following covenants:

A. Confidentiality. Employee agrees that he will not at any time, during or after the term of his employment, except in performance of his obligations to Employer or Sun hereunder or with the prior written consent of the Chief Executive Officer of Sun, directly or indirectly disclose to any person or organization any secret or “Confidential, Information” that Employee may learn or have learned by reason of Employee’s association with Sun. The term “Confidential Information” means any information not previously disclosed to the public or to the trade by Sun’s management with respect to Sun’s products, services, business practices, facilities and methods, salary and benefit information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of Sun’s products or lines of business), business plans, prospects or opportunities, compliance and clinical processes, policies and procedures.

B. Exclusive Property. Employee confirms that all Confidential Information is and shall remain the exclusive property of Sun. All business records, papers and documents kept or made by Employee relating to the business of Sun shall be and remain the property of Sun. Upon the termination of Employee’s employment for any reason or upon the request of Sun at any time, Employee shall promptly deliver to Sun, and shall not without the consent of the President of Employer, retain copies of, Confidential Information, or any written materials not previously made available to the public, or records and documents made by Employee or coming into Employee’s possession concerning the business or affairs of Sun.

C. Nonsolicitation. Employee shall not, during Employee’s employment with Employer, and for twelve (12) months following the termination of that employment, for whatever reason, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with Sun or any customer, patient or client of Sun to terminate his association or contract with Sun, nor in any manner, directly or indirectly, interfere with the relationship between Sun and any of such persons or entities.

D. Non-Disparagement. Employee shall not during Employee’s employment with Employer and for one year following termination of that employment, for whatever reason, make any statements that are intended to or that would reasonably be expected to harm Sun or, any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and employees and their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives.

E. Relief. Without intending to limit the remedies available to Sun or Employer, Employee acknowledges that a breach of any of the covenants in this Section V may result in material irreparable injury to Sun and/or Employer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Sun shall be entitled to obtain a temporary restraining order, and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by these covenants or such other relief as may be required to specifically enforce any of the covenants set forth in this Section V.

VI.           MISCELLANEOUS.

A. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas applicable to contracts entered into and performed in such State.

B. Dispute Resolution; Jurisdiction. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in arbitration conducted in Dallas, Texas in accordance with the commercial rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

C. Legal Fees and Expenses. Employer shall pay or reimburse Employee on an after-tax basis for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Employee as a result of any claim, action or proceeding (a) contesting, disputing, or enforcing any right, benefits, or obligations under this Agreement, or (b) arising out of or challenging the validity, advisability, or enforceability of this Agreement or any provision thereof; provided, however, that this provision shall not apply if the arbitrator(s) rule in Sun’s favor with respect to Employee’s claim or position.

D. Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Employee (and Employee’s personal representatives and heirs), Sun, Employer and any organization that succeeds to substantially all of the business or assets of Employer, or any portion thereof. For the avoidance of any doubt as to such matters, there shall be no termination of Employee’s employment for purposes of this Agreement if Employee shall continue to be employed or engaged by any person or entity that purchases or otherwise succeeds to the assets of Sun (or any portion thereof). This Agreement shall inure to the benefit of and be enforceable by Sun’s and Employer’s successors and assigns and by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there is no such designee, to Employee’s estate.

E. Effectiveness and Term. On execution by Employer and Employee, this Agreement shall be effective and shall continue so long as Employee remains employed by Sun.

F. Prior Severance Benefits Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and any prior agreement, arrangement or understanding between Employee and Employer, relating to or in connection with the possible payment of severance to Employee upon termination of his employment, is hereby terminated and superseded its entirety by this Agreement.

G. Notices. For purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:

CareerStaff Unlimited, Inc.
c/o Sun HealthCare Group, Inc.
Attention: General Counsel
18831 Von Karman, Avenue, Ste 400
Irvine, California 92612

If to Employee:

Mr. Richard L. Peranton
5301 Kensington. Court
Flower Mound, Texas 75022

H. Amendments, Waivers, Etc. No provision of, this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

I. Validity. The invalidity or unenforceability of any provision of, this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

J. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

K. Source of Payments. Except as expressly provided herein, all payments provided under this Agreement shall be paid in cash from the general. funds of Employer and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Employee will have no right, title, or interest whatsoever in or to any investments that Employer, may make to aid in it meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from Employer hereunder, such right shall be not greater, than the tight of an unsecured creditor.

L. Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

M. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of, the parties with respect to the subject matter hereof.

N. Section 409A.

(1) If Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) and any payment or benefit provided in Section I hereof constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, Employee shall not be entitled to any such payment or benefit until the earlier of: (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of his death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to Employee upon or in the six (6) month period following his separation from service that are not so paid by reason of this Section VI(N)(1) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his death).

(2) To the extent that any reimbursements pursuant to Sections I(B) or VI(C), are taxable to Employee, any reimbursement payment due to Employee pursuant to such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to Sections I(B) and VI(C) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits and reimbursements that Employee receives in any other taxable year.

(3) It is intended that any amounts payable under this Agreement and Employer’s, Sun’s and Employee’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“Employer”

CAREERSTAFF UNLIMITED, INC.
a Delaware corporation

By:   /s/ Michael Newman
   Michael Newman, Vice President

“Employee”

/s/ Richard L. Peranton
RICHARD L. PERANTON